EX-99.(n)


                       JULIUS BAER GLOBAL EQUITY FUND INC.
                                 RULE 18F-3 PLAN


RULE 18F-3

         Pursuant to Rule 18f-3 ("Rule 18f-3") of the Investment Company Act of 1940, as amended (the "1940 Act"), an open-end investment company whose shares are registered on Form N-1A may issue more than one class of voting stock (hereinafter referred to as "shares"), provided that such multiple classes of shares differ either in the manner of distribution, or in services they provide to shareholders, or both. Julius Baer Global Equity Fund Inc. (the "Fund"), a registered open-end investment management company whose shares are registered on Form N-1A may offer to shareholders multiple classes of shares in the Funds in accordance with Rule 18f-3 and this Rule 18f-3 Plan (or as amended) as described herein, upon approval of the Board of Directors of the Fund.

AUTHORIZED CLASSES

         The Fund may issue two classes of shares: Class A and Class I shares (each a "Class"). Class A shares of the Fund will be offered at net asset value and will be subject to a Rule 12b-1 distribution fee and shareholder services fee payable at an annual rate of up to 0.25% of the Fund's average daily net assets attributable to the Class A shares of the Fund for services related to the distribution and the provision of certain shareholder services to Class A shares of the Fund. Class I shares will be offered at net asset value and will not be subject to distribution fees or shareholder servicing fees.

         The Classes of shares issued by the Fund shall have the same rights, preferences, obligations, voting powers, restrictions and limitations, except as follows: (i) each Class will have exclusive voting rights on any matter submitted to shareholders that relate solely to the arrangement of that Class,
(ii) each Class will have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of the other Class, (iii) each Class will bear a different name or designation,
(iv) each Class will have different investment minimums, and (v) each Class will bear different Class Expenses (as defined below).

CLASS EXPENSES

         Each Class of shares shall bear expenses, not including advisory or custodial fees or other expenses related to the management of the Fund's assets, that are actually incurred in a different amount by that Class or are directly attributable to the kind or degree of services rendered to that Class ("Class Expenses"). Class Expenses may be waived or reimbursed by the Fund's investment adviser, underwriter or any other provider of services to the Fund.

ALLOCATION OF FUND INCOME AND FUND EXPENSES


         Income, realized gains and losses, unrealized appreciation and depreciation, and expenses that are not Class Expenses shall be allocated to each Class based on (i) the net assets of that Class in relation to the net assets of the Fund, (ii) the "Simultaneous Equations Method" (as that term is defined under the 1940 Act), or (iii) any other appropriate method that a majority of the Directors of the Fund, and a majority of the Directors who are not interested persons of the Fund, determine is fair to the shareholders of each Class and will result in an annualized rate of return of each Class that differs from that of the other Class only by the expense differentials between the Classes.

CONVERSION PRIVILEGES

         Class A shares may be converted into Class I shares of the same Fund, subject to the minimum investment requirements and other eligibility requirements of Class I shares. Class I shares of the Fund may be converted into Class A shares of the Fund if the investor becomes ineligible to participate in Class I shares. Conversions are effected on the basis of the relative net asset values of the two Classes, no sales loads, fees or other charges are imposed, and, in the case of conversions from Class I to Class A, the investor is given prior notice of the proposed conversion.


Approved:  December 17, 2003


                                       2